EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
InforMedix Holdings, Inc.
Rockville, Maryland

         We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated March 15, 2004 relating to the balance sheets, statements of operations, shareholders' equity (deficit) and cash flows of InforMedix Acquisition Corp. for the years ended December 31, 2003 and 2002, with cumulative total since the Company's inception on January 27, 1997, for the statements of operations, changes in stockholders' equity (deficit) and cash flows.

         We also consent to the reference to us under the caption "Experts" in the Prospectus.


New York, New York
May 27, 2004


                                /s/ BAGELL, JOSEPH & COMPANY, LLC
                                ------------------------------------------
                                BAGELL, JOSEPHS & COMPANY, LLC